Exhibit 99.2

FIRST AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT

This First Amendment to Employment Agreement is entered into by and between American Reprographics Company, a Delaware corporation (“ARC”) as the employer, and Jonathan R. Mather, an individual residing in the State of California (“Executive”), as the employee, on April 17, 2008.

This First Amendment is entered into with reference to the following facts:

ARC and Executive entered into an Executive Employment Agreement dated November 29, 2006 (“Agreement”), under which Executive is employed as Chief Financial Officer of ARC. The parties now wish to enter into this First Amendment to amend the Agreement.

Now therefore, the parties agree as follows:

1. All capitalized terms in this First Amendment not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

2. Section 2 of the Agreement (“Term”) is amended to replace “the third (3rd) anniversary of the Effective Date” with “March 31, 2012.”

3. Section 3(a) of the Agreement (“Base Salary”) is amended to replace “$360,000” with “$375,000.”

4. Section 3(b) of the Agreement (“Incentive Bonus”) is amended to replace “an amount equal to sixty percent (60%) of Executive’s Base Salary per year” with “an amount equal to eighty percent (80%) of Executive’s Base Salary per year.” Section 3(b) is further amended to add the following:

The Incentive Bonus payable to Executive, if any, for each fiscal year during the term of this Agreement, commencing with the fiscal year ending December 31, 2008, shall be increased or decreased, as the case may be, by the percentage by which ARC’s annual earnings per share, on a fully diluted basis and as reported pursuant to the Securities Exchange Act of 1934, as amended (“EPS”), is greater than the highest EPS first publicly forecasted by ARC for the applicable fiscal year, or less than the lowest EPS first publicly forecasted by ARC for the applicable fiscal year. For example, if ARC’s first public EPS forecast is a range of $1.52 to $1.60, and EPS for that year is $1.76, the Incentive Bonus payable to Executive, if any, shall be increased by ten percent (10%), and if EPS for that year is $1.36, the Incentive Bonus Payable to Executive, if any, shall be decreased by ten percent (10%).

5. Section 5 of the Agreement (“Stock Plans”) is amended to add the following:

Executive shall additionally be granted an award of sixty thousand (60,000) restricted  shares of ARC’s common stock, subject to the terms and conditions of ARC’s customary form of Restricted Stock Option Agreement, with one hundred percent (100%) of the restricted  shares vesting on the fourth anniversary of the date of grant, provided that one hundred percent (100%) of the restricted shares shall immediately become vested prior to such fourth anniversary in the event of: (a) Executive’s death, (b) Executive becoming Permanently Disabled, (c) termination of the Agreement by ARC without Cause, or (d) termination of the Agreement by Executive with Good Reason.

6. Section 11(c)(i) of the Agreement (“Termination by ARC without Cause; Termination by Executive with Good Reason”) is amended to replace “nine (9) months” with “twelve (12) months.”

7. In all other respects the Agreement remains in full force and effect without modification.

IN WITNESS WHEREOF, the undersigned have executed this First Amendment to Employment Agreement as of the date first hereinabove set forth.

AMERICAN REPROGRAPHICS COMPANY,
a Delaware corporation

By: /s/ Kumarakulasingam Suiryakumar
Name: Kumarakulasingam Suriyakumar
Title: Chief Executive Officer and President

EXECUTIVE

/s/ Jonathan R. Mather
Jonathan R. Mather

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